EXHIBIT 11 – Computation of Per Share Earnings

(In thousands, except per share data)	2006	2005	2004
NUMERATOR:
Income before cumulative effect of a change in accounting principle	$153,072	$61,573	$7,478
Cumulative effect of a change in accounting principle	—	—	(162,858)

Net income (loss)	153,072	61,573	(155,380)

Effect of dilutive securities:
None	—	—	—

Numerator for net income (loss) per common share — diluted	$153,072	$61,573	$(155,380)

DENOMINATOR:
Weighted average common shares	352,155	319,890	315,000

Effect of dilutive securities:
Stock options and restricted stock awards	107	31	—

Denominator for net income (loss) per common share — diluted	352,262	319,921	315,000

Net income (loss) per common share:
Income before cumulative effect of a change in accounting principle — Basic	$.43	$.19	$.02
Cumulative effect of a change in accounting principle — Basic	—	—	(.52)

Net income (loss) — Basic	$.43	$.19	$(.50)

Income before cumulative effect of a change in accounting principle — Diluted	$.43	$.19	$.02
Cumulative effect of a change in accounting principle — Diluted	—	—	(.52)

Net income (loss) — Diluted	$.43	$.19	$(.50)